Hawk Announces Third Quarter 2004 Earnings from Continuing Operations of $.11 per Share

•	Net Sales Increase 23%

•	Income from Operations up 14%

CLEVELAND, Ohio – November 11, 2004 – Hawk Corporation (AMEX: HWK) announced today that net sales for the third quarter of 2004 increased by 23.2% to $59.4 million from $48.2 million in the comparable prior year period. Increases were posted in each of the Company’s business segments, led by the Company’s friction products segment.

Income from continuing operations, after taxes was $1.1 million or $.11 per diluted share in the third quarter of 2004 compared to $0.1 million or $.01 per diluted share in the comparable prior year period.

The Company’s net sales benefited from improved economic conditions during the quarter in most of the Company’s end markets, including construction, agriculture, heavy truck, specialty friction, fluid power and aerospace and new business awards. The effect of foreign currency exchange rates accounted for only 1.6% of the 23.2% net sales increase during the quarter.

Income from operations in the third quarter of 2004 increased 14.3% to $4.0 million compared to $3.5 million in the prior year period. As a percentage of net sales, the Company’s operating margin declined to 6.7% in the third quarter of 2004 from 7.3% in the comparable quarter of 2003. The unfavorable operating leverage was primarily the result of surcharges and price increases on raw materials, increased labor and incentive compensation costs and restructuring costs of approximately $0.3 million relating to the Company’s new facility in Oklahoma. This decline was partially offset by margins associated with increased sales volumes and continued implementation of lean manufacturing and cost-out programs throughout the organization.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are pleased with the third quarter results particularly because we have been able to work with our customer base in sharing the impact of increased raw material costs.” Mr. Weinberg continued, “We anticipate continued strength in our sales activity for the balance of 2004 as a result of the upward momentum in most of our end-markets and new product introductions to our industrial and aftermarket sales channels. We feel that this momentum will allow us to achieve our previously disclosed guidance related to income from operations for the full year 2004.”

For the nine month period ended September 30, 2004, net sales were $183.0 million, an increase of $28.0 million or 18.1%, from $155.0 million in the comparable prior year period. Income from operations for the 2004 nine month period increased $4.1 million, or 35.0%, to $15.8 million from $11.7 million in the comparable prior year period despite increases in our raw material costs. As a percent of net sales, income from operations increased to 8.6% for the first nine months of 2004 compared to 7.5% in the comparable period of 2003.

The Company reported income from continuing operations, after taxes of $4.3 million, or $.47 per diluted share, for the first nine months of 2004 compared to $1.7 million, or $.19 per diluted share in the comparable prior year period, an increase of 152.9%.

Business Segment Results
In the friction products segment, third quarter net sales increased $7.3 million or 24.6%, to $37.0 million in 2004 from $29.7 million in the year-ago period. Primary drivers of the sales increase were market share gains in the construction market, improved conditions in the Company’s construction, agriculture, truck and aerospace markets, increased sales to the aftermarket and the fleet market, and to a lesser extent, favorable foreign currency exchange rates. The effect of foreign currency exchange rates on net sales accounted for 2.6% of the 26.4% increase during the quarter. Net sales in the friction segment for the nine months ended September 30, 2004 increased 20.6% to $112.0 million from $92.9 million in the comparable prior year period.

Net sales at the Company’s Italian facility, on a local currency basis, increased 7.7% in the third quarter of 2004 compared to the same period in 2003 as a result of market share gains, economic improvement and new product introductions in the period. For the nine month period ended September 30, 2004, net sales, on a local currency basis, increased 16.6% compared to the same period in 2003.

Income from operations in the friction products segment during the third quarter of 2004 increased 25.0%, to $3.5 million compared to $2.8 million in the prior year period. The increase was the result of improved sales volumes in all of the markets served by the segment which provided a higher absorption of fixed manufacturing costs and the continued implementation of cost-out programs. The gains were partially offset by higher material costs due to raw material surcharges and price increases, increased operating costs to support the higher sales activity, increased labor and incentive compensation costs and restructuring costs associated with the Company’s new manufacturing facility in Oklahoma. As a percentage of net sales, the segment’s operating margin improved to 9.5% during the third quarter of 2004 from 9.4% in the comparable period of 2003. For the nine months ended September 30, 2004, income from operations increased $2.7 million, or 29.3%, to $11.9 million from $9.2 million in the comparable prior year period. As a percentage of net sales, the segment’s operating margin improved to 10.6% during the first nine months of 2004 from 9.9% in the comparable period of 2003.

In the Company’s precision components segment, net sales increased 23.5% to $18.9 million in the third quarter of 2004 from $15.3 million in the comparable prior year period. The increase during the quarter was driven by the continued improvements in the industrial markets served by this segment. The segment experienced increases in its fluid power, appliance, truck and power tool and the lawn and garden markets during the quarter. Net sales for the nine months ended September 30, 2004, were up $7.7 million, or 14.9%, to $59.3 million from $51.6 million in the comparable prior year period.

Income from operations in the precision components segment in the third quarter of 2004 was $0.5 million compared to $0.4 million during the comparable quarter of 2003, an increase of 25.0%. The increase was primarily due to the increased sales volumes as well as product mix partially offset by higher material costs due to raw material surcharges and continued start-up costs at the Company’s China powder metal facility. As a percentage of net sales, the segment’s operating margin remained flat at 2.6% in the third quarter of 2004 and 2003. For the nine months ended September 30, 2004, income from operations increased 70.6% to $2.9 million from $1.7 million in the prior year. As a percentage of net sales, the segment’s operating margin improved to 4.9% for the nine month period ended September 30, 2004 from 3.3% in the comparable prior year period.

Net sales in the Company’s performance racing segment increased 9.4%, to $3.5 million in the third quarter of 2004 from $3.2 million in the comparable prior year period. The increase in net sales was primarily the result of the introduction of new products during the quarter. Net sales for the nine months ended September 30, 2004 increased 11.4% to $11.7 million from $10.5 million in the prior year.

Income from operations in the performance racing segment decreased to breakeven in the third quarter of 2004 compared to $0.3 million in the comparable prior year period. The decrease was primarily the result of a voluntary product recall and replacement cost of approximately $0.1 million during the quarter, increased employee benefit costs, and product mix. For the nine month period ended September 30, 2004, income from operations was $1.0 million compared to $0.8 million in the prior year, an increase of 25.0%.

Working Capital and Liquidity
As of September 30, 2004 working capital, exclusive of the Company’s existing bank facility, increased by $10.9 million from December 31, 2003 levels. The increase was largely the result of growth in the Company’s accounts receivable levels as a result of the higher sales volumes and expanded inventory levels to support the increased production volumes and the move to the Company’s new facility in Oklahoma. Principal amounts outstanding under the Company’s existing bank facility increased by $8.9 million, to $33.0 million at September 30, 2004, compared to $24.1 million at December 31, 2003. The increase was primarily to support the growth of the Company’s working capital assets as well as capital expenditures during the period.

On November 1, 2004, the Company entered into a Credit and Security Agreement with KeyBank National Association, as a replacement for its existing bank facility. The new credit facility has a maximum revolving credit commitment of $30.0 million, including a $5.0 million letter of credit subfacility. Also on November 1, 2004, the Company issued $110.0 million 83/4% Senior Notes due November 2014. The proceeds of these financings were used to repay the Company’s existing senior notes, repay the outstanding amounts under its existing bank facility, pay fees and expenses associated with the transactions, as well as to provide for general corporate purposes.

Business Outlook
“Our year to date results have benefited from the continuing economic improvements and the sales demand increases from our customers as well as the continued implementation of our technology initiatives and new business awards. We expect this trend will continue for the remaining months of 2004 throughout our world-wide organization. As a result of this sales momentum, we expect our sales estimate for the full year of 2004 will come in at the high end of our previously published guidance of an increase of between 13% and 16% compared to the full year of 2003,” stated Mr. Weinberg. “We believe that we are positioned to achieve our previously stated estimate of an increase in income from continuing operations of 55% to 60% for the full year 2004, compared to the full year 2003, despite the pressures on our raw material costs.”

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees at 17 manufacturing, research, sales and administrative sites in 5 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the terms of its credit facilities, including the numerous financial covenants and other restrictions; the effect of the Company’s debt service requirements on funds available for operations and future business opportunities and the Company’s vulnerability to adverse general economic and industry conditions and competition; the Company’s ability to effectively utilize all of its manufacturing capacity as the industrial and commercial end-markets it serves improve; the timely completion of the construction of the new facility in the Company’s friction products segment; the ability to hire and train qualified people at the new facility; the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner; higher than anticipated costs related to the relocation of the friction products segment facility and the sale of the Company’s motor segment; whether or not the Company’s motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by the Company; the impact on the Company’s gross profit margins as a result of changes in product mix; the ability of the Company to begin generating profits from its facilities in China and to turn a profit at its start-up metal injection molding operation; the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with the Company; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the ability of the Company to successfully negotiate new agreements, as they expire, with its unions representing certain of its employees, on terms favorable to the Company without experiencing work stoppages; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the continuity of business relationships with major customers; and the ability of the Company’s aircraft component products to meet stringent Federal Aviation Administration criteria and testing requirements.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Thursday, November 11, 2004 at 1:30 p.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$59,367	$48,161	$183,038	$155,015
Cost of sales	45,728	36,599	137,914	117,594

Gross profit	13,639	11,562	45,124	37,421
Selling, technical and administrative expenses	9,181	7,888	28,313	25,183
Restructuring costs	286		507
Amortization of finite-lived intangibles	184	193	550	582

Total expenses	9,651	8,081	29,370	25,765
Income from operations	3,988	3,481	15,754	11,656
Interest expense	(2,610)	(2,601)	(7,687)	(8,083)
Interest income	8	16	33	43
Other (expense) income, net	(101)	107	(620)	117

Income from continuing operations before income taxes	1,285	1,003	7,480	3,733
Income tax provision	234	872	3,207	2,000

Income from continuing operations, after taxes	1,051	131	4,273	1,733
Loss from discontinued operations, net of tax	(424)	(48)	(415)	(1,062)

Net income	$627	$83	$3,858	$671

Diluted earnings per share:
Earnings from continuing operations	$.11	$.01	$.47	$.19
Discontinued operations, net of tax	(.05)	.00	(.05)	(.12)

Earnings per diluted share	$.06	$.01	$.42	$.07

Diluted shares outstanding	9,148	8,595	8,904	8,576

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Other data:
Depreciation and amortization:
Continuing operations	$2,596	$2,682	$8,044	$8,062
Segment data:
Net sales Friction products	$36,982	$29,679	$111,993	$92,850
Precision components	18,902	15,282	59,341	51,641
Performance racing	3,483	3,200	11,704	10,524

Total	$59,367	$48,161	$183,038	$155,015
Gross profit Friction products	$9,345	$7,364	$29,172	$23,654
Precision components	3,562	3,264	12,876	10,682
Performance racing	732	934	3,076	3,085

Total	$13,639	$11,562	$45,124	$37,421
Income from operations:
Friction products	$3,462	$2,835	$11,945	$9,240
Precision components	479	403	2,858	1,650
Performance racing	47	243	951	766

Total	$3,988	$3,481	$15,754	$11,656

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	September 30,	December 31,
	2004	2003
ASSETS Current assets Cash and cash equivalents	$4,219	$3,365
Accounts receivable	41,078	32,272
Inventories	40,305	35,424
Taxes receivable	465	521
Deferred tax asset	3,545	3,551
Other current assets	4,929	4,032
Assets of discontinued operations	5,444	4,302

Total current assets	99,985	83,467
Property, plant and equipment, net	67,135	63,136
Goodwill	32,495	32,495
Other intangible assets	9,354	9,904
Other assets	2,870	4,547

Total assets	$211,839	$193,549

LIABILITIES AND SHAREHOLDERS’ EQUITY Current liabilities Accounts payable	$25,899	$21,569
Other accrued expenses	18,071	18,185
Short-term debt	980	1,326
Bank facility	33,007	24,059
Current portion of long-term debt	666	1,148
Liabilities of discontinued operations	5,884	3,652

Total current liabilities	84,507	69,939
Long-term debt	67,661	68,443
Deferred income taxes	4,354	4,360
Other	9,334	9,102
Shareholders’ equity	45,983	41,705

Total liabilities and shareholders’ equity	$211,839	$193,549

# # #